Exhibit 10.4
Teledyne Technologies Incorporated
Performance Share Plan
(under the Amended and Restated 2014 Incentive Award Plan)

Summary Plan Description
January 23, 2018

This document constitutes part of a Prospectus covering securities registered under the Securities Act of 1933. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Plan Concept

The Performance Share Plan (PSP) is designed to reward executives and senior managers (“Participants”) for the achievement of the following pre-specified goals, measured over a three-year period:

Three-year aggregate operating profit
Three-year aggregate revenue
Three-year aggregate return to shareholders

Awards will be based on the goals of the corporation for all Participants.

Eligibility and Participation

Eligibility for this Plan is intended to be restricted to Participants whose actions most directly affect the long-term success of the Company. For each three-year award, participation will be determined based on nomination by the Chief Executive Officer and approval by the Personnel and Compensation Committee of the Company’s Board of Directors. The award is based on a stated percent of a Participant’s annual base salary. Participation in one cycle does not guarantee participation in any subsequent cycle.

Calculation of Targeted Performance Share Award

Awards will be denominated in 1/2 shares and 1/2 cash during the Performance Period, with the Targeted Performance Share Award calculated according to the following formula:

Shares
Base Salary x 1/2	x Target Opportunity /	Average Stock Price on the =	Target
Beginning of	As a Percent of Salary	Day Committee approves	Number of
Performance Period		new PSP Three-Year Program	Shares
Awarded

Cash
Base Salary at Beginning	x 1/2 x	Target Opportunity	= Target
Of Performance Period		As a Percent of Salary	Cash Award

This can be illustrated as follows:

EXAMPLE

Salary Rate:	$150,000
Target Percent	100%
Average Stock Price:	$180.00

The Targeted Performance Share Award would be calculated as follows:

Shares		Cash
Base Salary	$150,000	Base Salary	$150,000
X Target Percent:	X 100%	X Target Percent	X 100%
X 1/2	X 1/2	X ½	X 1/2
/ Average Stock Price	/ 180.00		$75,000
	= 417

The Personnel and Compensation Committee shall have full power to revise and adjust the Targeted Performance Share Award for a three-year cycle and the positions eligible to participate in the Plan at any time during the three-year performance period.

In the event there are insufficient shares available for issuance under the Company’s equity incentive plans, payments may be made in cash in lieu of shares.

Fractional shares will be rounded to the nearest whole share.

Performance Period

Performance will be measured over three fiscal years of the Company, with a new three-year Performance Period established every three years.

Performance Measurement

Performance will be measured based on the aggregate results over the three year Performance Period at the corporate level for all participants and will be based on the following performance measures:

• Three-Year Aggregate Operating Profit – 40%
• Three-Year Aggregate Revenue – 30%
• Three-Year Aggregate Return to Shareholders – 30%

The Russell 1000 Index, in which Teledyne Technologies is included, will be used as the benchmark for return to shareholders.

At the beginning of each Performance Period, a matrix will be established and submitted for approval by the Personnel and Compensation Committee. This matrix will be used to determine the Performance Shares Award the Participant is entitled to, subject to a maximum Award of 200 percent of the “Target Opportunity”.

Clawback Policy

This PSP Award is subject to the provisions of any claw-back policy implemented by Teledyne, as contemplated by the Amended and Restated Teledyne Technologies Incorproated 2014 Incentive Award Plan, including, without limitation, the Executive Compensation Recoupment (Clawback) Policy adopted on February 25, 2014 or any successor policy.

Non-Transferability

Performance Share Awards are non-transferable.

Form of Payment

Payments from the Performance Share Plan will be in the form of cash and shares of Teledyne common stock (to the extent available under Teledyne’s stockholder approved equity award plans), with the payout taking the same form as the denomination of the award at the beginning of the Performance Period. Payments will be made over a three-year period and as soon as practicable following the approval of the award amounts by the Personnel and Compensation Committee.

Termination of Employment

If a Participant terminates employment because of retirement or disability, such Participant’s PSP participation will be prorated based on the number of full months of employment, divided by 36. Awards will be paid at the same time as Awards are paid to active Participants. Whether the termination was because of retirement or disability will be determined by the Company in its sole discretion.

If a Participant terminates employment for any other reason, the current cycle’s incentive and any prior cycle’s installment payment or payments will be forfeited unless deemed otherwise by the Personnel and Compensation Committee.

Change of Control

In the event of a change in control, a Participant’s performance share plan participation will be pro-rated based on the number of full months of employment during the cycle, divided by 36. On a change in control, awards are paid thirty days following the change in control event.

Tax Consequences

Generally and currently taxes are not payable until the Performance Cycle is completed and the applicable installment is to be paid during the three-year period following the completion of the Performance Cycle. For U.S. Federal income tax purposes, the value of a Participant’s distribution is taxable as wages at ordinary income tax rates in the year in which it is received. State and local income tax laws generally provide for the same treatment. At the time each installment payment for a completed Performance Cycle is to be paid, additional information regarding taxes due will be distributed.

The Company is required to withhold applicable taxes at the time it makes any installment payment. The Company may require that Participants pay a sufficient amount to the Company at that time to permit the Company to satisfy its tax withholding obligations or the Company may permit the Participant to elect to pay taxes due with respect to an installment payment with awarded shares, awarded cash or a combination thereof.

Additional Information

WHERE YOU CAN FIND MORE INFORMATION

As required by the SEC, the Company has filed Registration Statements on Form S-8 relating to the Amended and Restated 2014 Incentive Award Plan. The Registration Statements

incorporate by reference certain other documents that the Company files with the SEC. Those documents are also incorporated by reference into the prospectus relating to the Incentive Plan that meet the requirements of Section 10(a) of the Securities Act of 1933, as amended. This Information Statement is a part of the Section 10(a) prospectus. This means that the Company can disclose important information to you by referring you to the documents incorporated by reference. The information incorporated by reference is an important part of the Section 10(a) prospectus, and information that the Company files later with the SEC will automatically update and supersede this information. This information from time to time includes statements about the risks and challenges that the Company faces, including the risks associated with an investment in the Common Stock.

By writing or telephoning the Office of the Senior Vice President, General Counsel, Chief Compliance Officer and Secretary of the Company, you may request a free copy of:

•	the Amended and Restated Teledyne Technologies Incorporated 2014 Incentive Award Plan,

•	the documents incorporated by reference into the Registration Statement and the Section 10(a) prospectus (other than certain exhibits),

•	all previously furnished Incentive Plan information documents that constitute part of the Section 10(a) prospectus, and

•	the Company's Annual Report to Stockholders for its latest fiscal year.

You should direct your request to:

Melanie S. Cibik
Senior Vice President, General Counsel, Chief Compliance Officer
and Secretary
Teledyne Technologies Incorporated
1049 Camino Dos Rios
Thousand Oaks, CA 91360

Telephone: 805-373-4605
Facsimile: 805-373-4610

Or

S. Paul Sassalos
Associate General Counsel and Assistant Secretary
Teledyne Technologies Incorporated
1049 Camino Dos Rios
Thousand Oaks, CA 91360

Telephone: 805-373-4604

Facsimile: 805-373-4610